Exhibit 10.1

TAKUNG ART CO., LTD

Executive Employment Agreement

This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), entered into as of September 22, 2020, by and between Takung Art Co., Ltd., a Delaware corporation (the "Company") and Zhihua Yang (the "Executive"). The Company and Executive are collectively referred to herein as the "Parties." This Agreement automatically shall supersede any agreement between the Company and Executive concerning Executive's employment by the Company.

RECITALS

A.           The Company desires to employ the Executive as its Chief Executive Officer (CEO), and to assure itself of the services of the Executive for the Initial Period and Extended Period (each as defined below).

B.           The Executive desires to be employed by the Company as its CEO for the Initial Period and Extended Period and upon the terms and conditions of this Agreement.

C.       Executive agrees to use her best efforts, and apply her skill and experience, to the proper performance of her duties hereunder and to the business and affairs of the Company. Executive agrees to serve the Company faithfully, diligently and to the best of her ability.

AGREEMENT

ACCORDINGLY, the Parties agree as follows:

1.           Term of Employment.  The Company shall employ the Executive to render services to the Company in the position and with the duties and responsibilities described in Section 2 for a period of three (3) months starting from the date of this Agreement (the “Initial Period”), which period shall be automatically extended for an additional nine (9) months (the "Extended Period "), unless the Company provides notice to the Executive of its election not to extend the period prior to the expiration of the Initial Period, or unless the Initial Period or Extended Period, as applicable, is terminated sooner in accordance with Sections 4 or 5 below or extended upon mutual agreement of the Parties.

2.           Position, Duties, Responsibilities.

2.1           Position.  The Executive shall render services to the Company in the positions of Chief Executive Officer (CEO) and shall perform all services appropriate to such position. The Executive's principal place of employment shall be at any location mutually acceptable to the board of directors of the Company and the Executive.  The Executive shall devote her best efforts to the performance of her duties.  The Executive shall report to the board of directors of the Company.

2.2           Execution of Other Employment Agreements.  The Executive shall upon request of the Company execute an employment agreement with any direct or indirect subsidiary of the Company (in each case, a "Subsidiary Employment Agreements") in accordance with Hong Kong or China laws and regulations, in the form substantially identical to this Agreement except for adjustments or alterations required to comply with the relevant laws and regulations of the Hong Kong or China as the case may be.

3.           Compensation and Holiday.  In consideration of the services to be rendered under this Agreement, the Executive shall be entitled to the following:

3.1           Base Salary.  The Company shall pay the Executive a "Base Salary" of RMB 35,000 per month, subject to adjustment in accordance with Section 3.2 below.  The Base Salary shall be paid in accordance with the Company's regularly established payroll practices.

3.2           Salary Adjustment.  The Executive's Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

3.3           Benefits.  The Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, in accordance with the benefit plans established by the Company (including the Company’s Equity Incentive Plan), and as may be amended from time to time in the Company's sole discretion. Nothing contained in this Article shall affect or in any way limit Executive's rights as an executive employee of the Company to participate in any profit sharing plan, supplemental compensation arrangements or any other fringe benefits offered by the Company to its employees as set forth in the Company's employee handbook, and compensation received by Executive hereunder shall be in addition to the foregoing except that the severance benefits set forth in this Agreement shall be exclusive.

3.4           Bonus.  The Executive shall not be entitled to any bonus unless otherwise approved by the board of directors of the Company in its sole discretion.

3.5           Holidays.  The Executive shall be entitled, in addition to applicable statutory public holidays, to take Twenty (20) working days as paid holidays in each full calendar year.  If the Executive's employment commences or terminates part way through a calendar year, her entitlement to holidays will be assessed on a pro-rata basis in accordance with the Company's holiday policy, as it may change from time to time.

4.           Termination By Company.

4.1           Termination for Cause.  For purposes of this Agreement, "For Cause" shall mean the occurrence of any of the following, subject only to any statutory requirement of any applicable law: (i) the failure of the Executive to properly carry out her duties after notice by the Company of the failure to do so and a reasonable opportunity for the Executive to correct the same within a reasonable period specified by the Company; (ii) any breach by the Executive of one or more provisions of any written agreement with, or written policies of, the Company or her fiduciary duties to the Company likely to cause material harm to the Company and its affiliates, at the Company's reasonable discretion, or (iii) any theft, fraud, dishonesty or serious misconduct by the Executive involving her duties or the property, business, reputation or affairs of the Company and its affiliates.  The Company may terminate the Executive's employment For Cause at any time, without any advance notice or payment in lieu of notice.  The Company shall pay to the Executive all compensation prescribed under Section 3 hereof to which the Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law, and thereafter all obligations of the Company under this Agreement shall cease.

4.2           By Disability.  In the event Executive shall, by reason of illness or other incapacity, become unable to perform the services agreed upon herein ("Disability" or "Disabled"), the Company shall continue to compensate Executive for six (6) months commencing from the date of such Disability at her base monthly salary less any amounts actually received by Executive from the disability insurance policies carried by the Company for the benefit of Executive pursuant to Section 3. "Disability" shall mean if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of Executive's duties with the Company for three (3) consecutive months, and within thirty (30) days after written notice of termination is given Executive shall not have returned to the full-time performance of Executive's duties. The determination of Disability will be established by the Company’s benefit provider. The determination of such benefit provider shall be made in writing to the Company and Executive and shall be final and conclusive for purposes of this Agreement.

4.3           Other Termination by Company.  In addition to Sections 4.1 through 4.2, the Company may at any time terminate the employment of the Executive without cause: (i) at any time during the Initial Period, in which case the Executive will not be eligible to receive any severance; or (ii) by giving one (1) month written notice to the Executive during the Extended Period, in which case the Executive will be eligible to receive an amount equal to one (1) month of the then-current Base Salary of the Executive payable in the form of salary continuation (the “Severance”). The Executive's eligibility for Severance is conditioned on the Executive having first signed a Termination Certificate in the form attached as Exhibit A.  The Executive shall not be entitled to any Severance payments if the Executive's employment is terminated For Cause, by death or by Disability (as provided above) or if the Executive's employment is terminated by the Executive for any reason other than Good Reason, as defined below.

5.           Termination By Executive.

5.1           Termination by Executive other than for Good Reason.  The Executive may terminate employment with the Company at any time for any reason or no reason at all, upon three (3) months' advance written notice.  During such notice period the Executive shall continue to diligently perform all of the Executive's duties hereunder.  The Company shall have the option, in its sole discretion, to make the Executive's termination effective at any time prior to the end of such notice period as long as the Company pays the Executive all compensation under Section 3 hereof to which the Executive is entitled up through the actual termination date.  Thereafter all obligations of the Company shall cease.  Unless the Executive terminates her employment for Good Reason, as provided in Section 5.2, no Severance or other separation benefits shall be paid to the Executive.

5.2           Termination for Good Reason.  The Executive's termination shall be for Good Reason (as defined below) if the Executive provides written notice to the Company of the Good Reason within ten (10) days of the event constituting Good Reason and provides the Company with a period of ten (10) days to cure the Good Reason and the Company fails to cure the Good Reason within that period.  For purposes of this Agreement, "Good Reason" shall mean, without the Executive’s express written consent, the occurrence of any of the following circumstances: (a) The assignment to Executive of any duties inconsistent with Executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of Executive’s responsibilities from those in effect upon the date hereof; (b) A reduction by the Company by more than twenty percent (20%) in Executive’s Base Salary as in effect on the date hereof; (c) The failure by the Company, without Executive’s consent, to pay to Executive any portion of Executive’s compensation due hereunder more than twice in any 12 month period except pursuant to an across-the-board compensation deferral similarly affecting all executives of the Company; (d) The failure by the Company to continue to provide Executive with benefits or arrangements (including, without limitation, income tax services, car allowances, and other fringe benefits) at least as favorable to those enjoyed by Executive upon the start of employment hereunder, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive upon the start of employment hereunder. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Upon occurrence of any of the foregoing events which Executive believes constitutes "Good Reason," Executive must notify the Company in writing within ten (10) days and give the Company ten (10) days to cure or correct the alleged action or failure. After the expiration of twenty (20) days, Executive may quit for "Good Reason" by giving written notice within an additional fourteen (14) days.

6.           Termination Obligations.

The Executive agrees that on or before termination of employment, she will promptly return to the Company all documents and materials of any nature pertaining to her work with the Company, including all originals and copies of all or any part of any Proprietary Information or Inventions (as defined below) along with any and all equipment and other tangible and intangible property of the Company.  The Executive agrees not to retain any documents or materials or copies thereof containing any Proprietary Information or Inventions.

The Executive further agrees that:  (i) all representations, warranties, and obligations under Articles 6, 7, 8, 9, 10, 11, 12, 14.1, 14.2, 14.3 and 14.4 contained in this Agreement shall survive the termination of the Initial Period and Extended Period, as applicable; (ii) the Executive's representations, warranties and obligations under Articles 6, 7, 8, 9, 10, 11, 12, 14.1, 14.2, 14.3 and 14.4 shall also survive the expiration of this Agreement; and (iii) following any termination of the Initial Period or Extended Period, as applicable, the Executive shall fully cooperate with the Company in all matters relating to her continuing obligations under this Agreement, including but not limited to the winding up of pending work on behalf of the Company, the orderly transfer of work to the other employees of the Company, and the defense of any action brought by any third party against the Company that relates in any way to the Executive's acts or omissions while employed by the Company.  The Executive also agrees to sign and deliver the Termination Certificate attached hereto as Exhibit A prior to her termination of employment with the Company.

7.           Post-Termination Activity.

7.1           No Use of Proprietary Information.  The Executive acknowledges that the pursuit of the activities forbidden by this subsection would necessarily involve the use or disclosure of Proprietary Information in breach of this Agreement, but that proof of such a breach would be extremely difficult.  To forestall such disclosure, use, and breach, and in consideration of the employment under this Agreement, the Executive also agrees that while employed by the Company, and for a period of six (6) months after termination of the Executive's employment, the Executive shall not, directly or indirectly:

(i)           divert or attempt to divert from the Company or any Affiliate ("Affiliate" shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such entity).  For the purposes of this definition "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and includes (a) ownership directly or indirectly of 50% or more of the shares in issue or other equity interests of such person, (b) possession directly or indirectly of 50% or more of the voting power of such person or (c) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such person, and the terms "controlling" and "controlled" have meanings correlative to the foregoing) any business of any kind in which it is engaged, including, without limitation, soliciting business from or performing services for, any persons, company or other entity which at any time during the Executive's employment by the Company is a client, supplier, or customer of the Company or prospective client, supplier, or customer of the Company if such business or services are of the same general character as those engaged in or performed by the Company;

(ii)           solicit or otherwise induce any person to terminate her employment or consulting relationship with the Company or any Affiliate; or

(iii)          engage, invest or assist in any business activity that directly or indirectly competes with any business plan of the Company or any Affiliate.

In addition, because the Executive acknowledges the difficulty of establishing when any intellectual property, invention, or proprietary information is first conceived or developed by the Executive, or whether it results from access to Proprietary Information or the Company equipment, supplies, facilities, or data, the Executive agrees that any intellectual property, invention, or proprietary information shall be reported to the Company and, unless proven otherwise to the reasonable satisfaction of the Company, shall be presumed to be an Invention (as defined below) for the purpose of this Agreement and shall be subject to all terms and conditions hereof, if reduced to practice by the Executive or with the aid of the Executive within six (6) months after termination of the Initial Period or Extended Period, as applicable.

7.2           No Competition.  Notwithstanding Section 7.1 above, while employed by the Company and for a period of six (6) months after the termination of the Executive's employment with the Company for any reason whatsoever, the Executive shall not, directly or indirectly, as an executive, employer, employee, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage, aid, counsel or participate in any business within Hong Kong and the People’s Republic of China that is competitive with the business of the Company or any Affiliate.  Notwithstanding the foregoing, the Executive may own less than one percent (1%) of any class of stock or security of any corporation listed on an internationally recognized securities exchange which competes with the Company.

7.3           Enforceability.  The covenants of this Article 7 are several and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  If any provision of this Article 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect the maximum time period or geographic area that such court deems enforceable.

7.4           Independent Covenants.  All of the covenants in this Article 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company or any of its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

8.           Proprietary Information.

The Executive agrees during her employment with the Company and within three (3) years thereafter, to hold in strictest confidence and trust, and not to use or disclose to any person, firm or corporation any Proprietary Information without the prior written consent of the Company, except as necessary in carrying out her duties as an employee of the Company for the benefit of the Company.  "Proprietary Information" means any information of a proprietary, confidential or secret nature that may be disclosed to the Executive that relates to the business of the Company or of any parent, subsidiary, Affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence ("Relevant Parties").  Such Proprietary Information includes, but is not limited to, Inventions (as defined below), research, product plans, products, services, business strategies, personnel information, customer lists, customers, markets, technical information, forecasts, marketing, finances or other business information of the Company and its Affiliates.  This information shall remain confidential whether it was disclosed to the Executive either directly or indirectly in writing, orally or by drawings or observation.  The Executive understands that Proprietary Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of the Executive or others who were under confidentiality obligations as to the items involved.

9.           Former Employer Information.

The Executive agrees that she will not, during her employment with the Company, improperly use or disclose any proprietary information or trade secrets, or bring onto the premises of the Company any unpublished document or proprietary information belonging to any former or concurrent employer or other person or entity (excluding any direct or indirect subsidiary of the Company).

10.           Third Party Information.

The Executive recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties.  The Executive agrees to hold all such confidential or proprietary information in the strictest confidence and trust, and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out her work for the Company consistent with the Company's agreement with such third party.

11.           No Conflict.

The Executive represents and warrants that the Executive's execution of this Agreement, her employment with the Company, and the performance of her proposed duties under this Agreement shall not violate any obligations she may have to any former employer or other party, including any obligations with respect to proprietary or confidential information or intellectual property rights of such party or require the consent or approval of any third party.

12.           Inventions.

12.1           Inventions Retained and Licensed.  The Executive has attached, as Exhibit B, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Executive prior to the Executive's employment with the Company ("Prior Inventions"), which belong to the Executive, and which relate to the Company's actual and/or proposed business, products or research and development.  If, in the course of her employment with the Company, the Executive incorporates into a Company product, process or machine a Prior Invention owned by the Executive or in which the Executive has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

12.2           Assignment of Inventions.  The Executive agrees that she will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby irrevocably assigns to the Company, or its designee, all the Executive's right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, drawings, discoveries, ideas, formulas, processes, compositions of matter, software, databases, mask works, computer programs (including all source codes) and related documentation, algorithms, engineering and reverse engineering, technology, hardware configuration information, logos, trade names, trademarks, patents, patent applications, copyrights, trade secrets or know-how, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice ("Inventions"), while the Executive is employed by the Company.  The Executive further acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of and during her employment with the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act and that the Company will be considered the author and owner of such works.  The Executive understands and agrees that the decision whether or not to commercialize or market any Invention developed by the Executive solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to the Executive as a result of the Company's efforts to commercialize or market any such Invention.

12.3           Waiver of Moral Rights.  To the utmost extent legally permitted, the Executive also hereby forever waives and agrees never to assert any and all Moral Rights (as defined below) he may have in or with respect to any Invention, even after termination of her work on behalf of the Company.  "Moral Rights" mean any rights to claim authorship of an Invention to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

12.4           Maintenance of Records.  The Executive agrees to keep and maintain adequate and current written records of all Inventions made by the Executive (solely or jointly with others) during the Executive's employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be provided to, and remain the sole property of, the Company at all times.

12.5           Patent and Copyright Registrations.  The Executive agrees to assist the Company, or its designee, at the Company's expense, in every proper way, to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights, trade secret rights or other intellectual property rights relating thereto in any and all countries.  The Executive will disclose to the Company all pertinent information and data which the Company deems necessary for the execution of all applications, specifications, oaths, assignments and execute all instruments necessary to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees, the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto.  The Executive further agrees that the Executive's obligation to execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable, because of the Executive's mental or physical incapacity or for any other reason, to secure her signature to apply for or to pursue any application for any patents or copyright registrations covering the Inventions assigned to the Company as above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as her agent and attorney in fact, to act for and in the Executive's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

13.           Alternative Dispute Resolution.

Except with respect to any proceeding brought under Section 7 hereof, the Company and Executive mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties, shall be submitted to mediation before a mutually agreeable mediator, which cost is to be borne equally by the parties hereto. In the event the Parties fail to agree on a mediator, or mediation is unsuccessful in resolving the claim or controversy within one (1) month after the commencement of mediation, such claim or controversy shall be resolved by arbitration in Hong Kong. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the UNCITRAL Arbitration Rules in force when the Notice of Arbitration is submitted , as modified by the HKIAC Procedures for the Administration of International Arbitration. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be in Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

14.           Miscellaneous.

14.1           Continuing Obligations.  The obligations in this Agreement will continue in the event that the Executive is hired, renders services to or for the benefit of or is otherwise retained at any time by any present or future Affiliates of the Company.  Any reference to the Company in this Agreement will include such Affiliates.  Upon the expiration or termination for any reason whatsoever of this Agreement, the Executive shall forthwith resign from any employment of office with an Affiliate of the Company unless the board of directors of the Company requests otherwise.

14.2           Notification.  The Executive hereby authorizes the Company to notify her actual or future employers of the terms of this Agreement and her responsibilities hereunder.

14.3           Name and Likeness Rights.  The Executive hereby authorizes the Company to use, reuse, and to grant others the right to use and reuse, her name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video and digital or other electronic media), both during and after her employment, for whatever purposes the Company deems necessary.

14.4           Injunctive Relief. The Executive understands that in the event of a breach or threatened breach of this Agreement by her, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

14.5           Entire Agreement.  This Agreement, including the exhibits attached hereto, is intended to be the final, complete, and exclusive statement regarding their subject matter, except for other agreements specifically referenced herein.  Unless otherwise specifically provided for herein, this Agreement supersedes all other prior and contemporaneous agreements and statements pertaining to this subject matter, and may not be contradicted by evidence of any prior or contemporaneous statements or agreements.  To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to the Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

14.7           Amendments, Renewals and Waivers.  This Agreement may not be modified, amended, renewed or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company other than the Executive.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

14.8           Assignment; Successors and Assigns.  The Executive agrees that she will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall the Executive's rights be subject to encumbrance or the claims of creditors.  Any purported assignment, transfer, or delegation shall be null and void.  Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest.  In the event of a change in ownership or control of the Company, the terms of this Agreement will remain in effect and shall be binding upon any successor in interest.  Notwithstanding and subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

  14.9       Indemnification. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which she may be made a party by reason of being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company or any other corporation for which the Executive serves in good faith as an officer, director, or employee.  The Company will cover Executive under its directors and officers liability insurance in the same amount and to the same extent as the Company covers its other officers and directors.

14.10           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) or by telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

To:	Company
Contact Address:	Takung Art Co., Ltd
Room 1105 Wing On Plaza, 62 Mody Road, Tsim Sha Tsui, Kowloon, Hong Kong
Attention:	Jiang Wang, Chief Financial Officer

To:	Executive
Contact Address:	Room 102, Block 6,Xi Ying Men Garden, Hu Tang Zhen, Wu Jin District, Chang Zhou City, Jiang Su Province, PRC

Attention:	Zhihua Yang

14.11           Waiver of Immunity.  To the extent that any Party (including its assignees of any such rights or obligations hereunder) may be entitled, in any jurisdiction, to claim for itself (or himself or herself) or its revenues or assets or properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), such Party hereby irrevocably waives such immunity.

14.12           Severability; Enforcement.  If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced (by blue-penciling or otherwise) to the maximum extent permissible under applicable law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

14.13           Governing Law.  This Agreement shall in all respects be construed and enforced in accordance with and governed by the laws of Hong Kong, without regard to principles of conflict of laws.

14.14           Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.  References to one gender include both genders.

14.15           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

EXECUTIVE ACKNOWLEDGEMENT.  The Executive acknowledges (i) that she has consulted with or has had the opportunity to consult with independent counsel of her own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that she has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on her own judgment.  The Executive hereby agrees that her obligations set forth in Sections 7, 8, and 9 hereof and the definitions of Proprietary Information and Inventions contained therein shall be equally applicable to Proprietary Information and Inventions relating to any work performed by the Executive for the Company prior to the execution of this Agreement.

The parties have duly executed this Agreement as of the date first written above.

EXECUTIVE:

/s/ Zhihua Yang
Name: Zhihua Yang

COMPANY:

Takung Art Co., Ltd

By:	/s/ Jiang Wang
Name: Jiang Wang
Title: Chief Financial Officer

EXHIBIT A

TERMINATION CERTIFICATE

This is to certify that I have returned all property of Takung Art Co., Ltd. (the "Company") and the Relevant Parties, including, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, electronic data recorded or retrieved by any means, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

I further certify that I have reviewed the Executive Employment Agreement (the "Agreement") signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any Inventions or any improvement, rights, or claims related to the foregoing, conceived or developed by me and covered by the Agreement; (ii) the preservation as confidential of all Proprietary Information pertaining to the Company and the Relevant Parties; (iii) not participating in any business competitive with the business of the Company; (iv) not acting as the legal representative or an executive officer of any other company within and outside Hong Kong, and (v) the reporting of any remuneration paid to me due to any employment or self-employment during the severance period, if any.  This certificate in no way limits my responsibilities or liabilities to the Company or the Company's rights under the Agreement.

On termination of my employment with the Company, I will be employed by [name of new employer] in the [division name] division and I will be working in connection with the following projects:

[generally describe the projects]

Date:
Print Executive's Name

Executive's Signature

EXHIBIT B

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title                   Date              Identifying Number or Brief Description

______X______                             No inventions or improvements

____________                                Additional Sheets Attached

Signature of Executive:   /s/

Printed Name of Executive: Zhihua Yang

Date:    September , 2020